EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 1, 2017 (the “Effective Date”), by and between Eastside Distilling, Inc., a Nevada corporation (the “Company”), and Jarrett Catalani (“Executive”) (collectively, the “Parties”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as the Senior Vice President – Sales of the Company. As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s CEO, to which he shall report, and the Company’s Board of Directors (the “Board”).

(b) Employment Term. The term of Executive’s employment shall begin on the Effective Date and end three (3) years from the Effective Date, unless the Company terminates Executive for Cause (as defined below) prior to the end of such three-year term. At or about six (6) months before the end of the three-year term, Executive and the Company will negotiate an extension to the term in good faith on mutually agreeable terms. If no agreement to extend the term results from such good-faith negotiations, Executive and the Company will use best efforts to enter into a consulting arrangement for the provision of continuing services to the Company on mutually agreeable terms. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interest policies and code of conduct as may be in effect from time to time. Notwithstanding the foregoing, nothing in this letter shall preclude Executive from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to approval of the Board which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of Executive’s duties hereunder or creates a conflict of interest.

(d) Work Location. Executive’s principal place of employment shall be at the Company’s corporate headquarters in Portland, Oregon, subject to business travel as needed to properly fulfill Executive’s employment duties and responsibilities. The Company acknowledges and agrees that Executive’s principal place of residence may be outside of the State of Oregon.

2. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annualized base salary of $150,000 as compensation for his services, subject to review from time to time by the Compensation Committee of the Board (the “Compensation Committee”) (such annual salary, as is then effective, to be referred to herein as “Base Salary”). All compensation paid to Executive will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Stock Option. At the next regularly scheduled meeting of the Compensation Committee following Executive’s Start Date, the Company will recommend to the Compensation Committee that it grant Executive a one-time equity award in the form of 10,000 Company stock options. The award will be subject to the terms and conditions of the 2016 Equity Incentive Plan and an award agreement (collectively, the “Equity Documents”) and will vest quarterly on a pro-rata basis over a period of three (3) years. Notwithstanding the foregoing, Executive shall not be entitled to any form of equity award unless and until the Compensation Committee or the Board grants Executive the equity award and Executive execute and delivers all applicable award agreements regarding the same.

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(c) Bonus. During Executive’s employment, Executive will be eligible to participate in the Company’s annual bonus plan. Subject to the terms of this Section 2(c), Executive’s initial target bonus shall be $100,000 per annum. Actual payments will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Compensation Committee. For 2017, Executive will receive a pro-rated annual bonus based on the number of days Executive is employed during the year. Executive must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for the previous fiscal year.

3. Employee Benefits and Perquisites. Executive will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans and programs. Executive will be entitled to other benefits and perquisites that are made available to other senior executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

4. Expenses. The Company will reimburse Executive for reasonable expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Termination of Employment. If Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive.

6. Severance and Acceleration.

(a) Termination by the Company Without Cause. If Executive’s employment is terminated by the Company without Cause (as defined below), then, subject to Section 7, Executive will receive, in addition to the compensation set forth in Section 5, payment of the aggregate of Executive’s Base Salary and continuation of his benefits for six (6) months, such cash amount to be paid out in a lump sum and the benefits to be paid in accordance with the Company’s regular payroll practices, except to the extent timing of payments are modified by the 409A provision provided in Section 8 below.

(b) Definition of Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has willfully and continued to fail to perform his duties and provides Executive with thirty (30) days to take corrective action (for example, Executive’s failure to adhere to the pre-arranged and reasonably specified time spent in Portland, Oregon would constitute failure to perform Executive’s duties and responsibilities of his position);

(ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action will result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony;

(iv) Executive’s commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;

(v) Any material breach by Executive of the Company’s standard form of Confidentiality and Proprietary Rights Agreement, in substantially the form attached hereto as Exhibit A (such agreement, the “Confidentiality Agreement”) or any other improper disclosure by Executive of the Company’s confidential or proprietary information;

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(vi) A breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a material detrimental effect on the Company’s reputation or business; or

(vii) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede; or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause.”

(c) Voluntary Termination or Termination for Cause. If Executive’s employment is terminated voluntarily, due to death or disability, or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) except as set forth in Section 5, all payments of compensation by the Company to Executive hereunder will terminate immediately.

7. Conditions to Receipt of Severance and Acceleration.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in form and substance reasonably acceptable to the Company in its discretion that becomes effective no later than sixty (60) days following Executive’s employment termination date (such date, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments be paid or provided until the Release Deadline. Any payments delayed from the date Executive terminates employment through the Release Deadline will be payable in a lump sum without interest on the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments under this letter that would be considered Deferred Compensation Separation Benefits (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule provided above that is applicable to each payment or benefit, or (iii) the Delayed Initial Payment Date (as defined below).

(b) Other Requirements. Executive’s receipt and retention of severance payments will be subject to Executive executing and continuing to comply with the terms of the Confidentiality Agreement.

8. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Compensation Separation Benefits”) under Section 409A of the Internal Revenue Code (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”), will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service (the “Delayed Initial Payment Date”). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination of employment but prior to the six (6) month anniversary of Executive’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

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(c) Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this Agreement. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9. Representations. By executing this Agreement, Executive represents that Executive is able to accept this job and carry out the work that it would involve without breaching any legal restrictions on Executive’s activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. Executive also represents that Executive will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between Executive and Executive’s current or former employer describing such restrictions on Executive’s activities. Executive further confirms that Executive will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with Executive from Executive’s current or former employer to the Company without written authorization from Executive’s current or former employer, nor will Executive use or disclose any such confidential information during the course and scope of Executive’s employment with the Company. If Executive has any questions about the ownership of particular documents or other information, Executive should discuss such questions with Executive’s former employer before removing or copying the documents or information.

10. Confidential Information. Executive covenants to execute the Confidentiality Agreement prior to Executive’s first day of employment.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

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12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Eastside Distilling, Inc.

2150 SE Hanna Harvester Drive

Portland, OR 97222

Attn: Chief Executive Officer

If to Executive, at the address set forth on the signature page hereto.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. The Parties agree that any dispute or controversy arising out of, relating to, or concerning the interpretation, construction, performance, or breach of this Agreement will be settled by arbitration to be held in Multnomah County, Oregon, in accordance with the terms and conditions of the Confidentiality Agreement.

15. Integration. This Agreement, together with the Confidentiality Agreement, and the Equity Documents referenced herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, the terms in this Agreement will prevail.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Tax Withholding; Clawback. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

19. Governing Law. This Agreement and any disputes or claims arising hereunder will be construed in accordance with, governed by and enforced under the laws of the State of Oregon without regard for any rules of conflicts of law. Executive expressly consents to the personal jurisdiction of the state and federal courts located in Multnomah County, Oregon for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

22. Employment Contingency. Executive’s employment by the Company hereunder is subject to verification of Executive’s right to work in the United States, as demonstrated by Executive’s completion of an I-9 form upon hire and Executive’s submission of acceptable documentation (as noted on the I-9 form) verifying Executive’s identity and work authorization within three days of the Effective Date.

(Signature page follows)

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, effective as of the Effective Date.

COMPANY:

EASTSIDE DISTILLING, INC.

/s/ Grover Wickersham
Name:	Grover Wickersham
Title:	CEO

EXECUTIVE:

/s/ Jarrett Catalani
Jarrett Catalani

Address:

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EXHIBIT A

Form of Confidentiality Agreement

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